EXHIBIT 99

                 UMPQUA HOLDINGS CORPORATION STOCK OPTION PLAN


1.    Establishment, Purpose and Definitions.


(a) The Umpqua Holdings Corporation Stock Option Plan (the "Plan") is adopted effective March 12, 1999, as the successor plan to the South Umpqua State Bank 1995 Stock Option Plan.

(b) The purpose of the Plan is to give key employees of Umpqua Holdings Corporation (the "Company") and its affiliates an opportunity to purchase shares of common stock of the Company (the "Stock") pursuant to options. The stock options will be nonqualified stock options and will not qualify as incentive stock options under Section 422 of the Internal Revenue Code if 1986. The Plan is adopted in the belief that providing key employees with a stake in the Company's successful operation will act as an incentive to them to expand and improve the profit position of the Company and will materially aid the Company in obtaining and retaining key employees of outstanding ability.

(c) The term "affiliates" means parent or subsidiary corporations, including parents or subsidiaries which become such after adoption of the Plan.

(d) The term "key employees" means employees of the Company or its affiliates who, in the judgment of the disinterested members of the Board of Directors, render those types of services which tend to contribute materially to the success of the Company or an affiliate or which may reasonably be anticipated to contribute materially to the future success of the Company or an affiliate.

2.    Shares Subject to the Plan.

(a) Options may be granted under the Plan to purchase an aggregate of not more than 1,150,000 shares of Stock. However, at no time shall the total number of shares which can be purchased under this Plan including shares acquired pursuant to exercised options exceed ten percent of the then total of the issued and outstanding shares of stock of the Company excluding any shares of stock acquired pursuant to this Plan. Shares subject to the unexercised portion of an expired option which is surrendered or for any other reason ceases to be exercisable may again be made subject to option under the Plan.

(b) If there is any change in the Stock through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, stock split, or other similar types of change in the corporate structure of the Company, appropriate adjustments shall be made by the Board of Directors in the aggregate number of shares subject to the Plan and the number of shares and the price per share subject to outstanding options, to preserve, but not to increase, the benefits of the optionees.


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3.    Eligibility.

      The disinterested members of the Board of Directors who are not employees of the Company shall designate those key employees who shall be eligible to have granted to them the options provided for by the Plan and may, in their discretion, condition the grant of such options on continued employment, attainment of performance standards or such other terms as they deem appropriate.

4.    Administration of the Plan.

      The Plan shall be administered by the disinterested members of the Board of Directors who are not employees of the Company (hereinafter referred to as the "Board"). The Board shall have full power to grant options, construe and interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan and make all other determinations necessary or advisable for administration of the Plan. All decisions, determinations and interpretations of the Board shall be binding on all optionees.

5.    Terms and Conditions of Options.

(a) Each option granted pursuant to the Plan shall be evidenced by a written agreement (the "Option Agreement") executed by the Company and the optionee, which shall contain terms and conditions consistent with the terms of the Plan as determined by the Board.

(b) An option shall be exercisable, during the lifetime of the optionee, only by the optionee and only during the option period set forth in the Option Agreement. Such option period shall not extend for more than 11 years from the date such option is granted.

(c) The exercise price of an option shall be not less than the fair market value of the Stock covered by such option on the date such option is granted.

(d) Options are not transferrable otherwise than by will or the laws of descent and distribution, as set forth in the Option Agreement.

(e) No option may be exercised until all stock options previously granted to the optionee by the Company or its affiliates have either lapsed or been exercised in full.

(f) Unless the Board provides otherwise in writing at the time of the grant of an option, the exercise of an option shall be conditioned upon an optionee reimbursing the Company for all income taxes or other taxes the Company is required to withhold or pay with respect to such exercise.

6.    Use of Proceeds.

      Proceeds realized from the sale of Stock upon exercise of options granted under the Plan shall constitute general funds of the Company.

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7.    Suspension, Termination or Amendment of the Plan.


      The Board may suspend, terminate or amend the Plan. The Board shall not amend the Plan to increase the maximum number of shares available for the Plan (except as provided in Subsection 2(b)) without prior shareholder approval.


      The Plan shall terminate automatically on January 25, 2005, unless terminated prior to such date. No option may be granted during any suspension or after the termination of the Plan, and no such amendment, suspension or termination of the Plan shall, without the optionee's consent, alter or impair any rights or obligations under any option previously granted under the Plan.